PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Second Quarter 2023 Results
RANCHO CORDOVA, Calif. July 24, 2023 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank (the “Bank”), today reported net income of $12.7 million for the three months ended June 30, 2023, as compared to $13.2 million for the three months ended March 31, 2023 and $10.0 million for the three months ended June 30, 2022.
Second Quarter Highlights
Performance and operating highlights for the Company for the periods noted below included the following:

	Three months ended
(in thousands, except per share and share data)	June 30, 2023	March 31, 2023	June 30, 2022
Return on average assets (“ROAA”)	1.55%	1.65%	1.45%
Return on average equity (“ROAE”)	19.29%	20.94%	17.20%
Pre-tax income	$17,169	$18,501	$14,033
Pre-tax, pre-provision income(1)	18,419	19,401	16,283
Net income	12,729	13,161	9,953
Basic earnings per common share	$0.74	$0.77	$0.58
Diluted earnings per common share	0.74	0.77	0.58
Weighted average basic common shares outstanding	17,165,344	17,150,174	17,125,715
Weighted average diluted common shares outstanding	17,168,995	17,194,884	17,149,449
Shares outstanding at end of period	17,257,357	17,258,904	17,245,983
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.
James E. Beckwith, President and Chief Executive Officer, commented on the financial results:
“In response to disruption in the banking industry and to meet market demand while building upon the Bank’s organic growth strategy, we were pleased to announce our expansion into the San Francisco Bay Area with the hiring of a commercial banking team in the 2nd Quarter of 2023. This expansion demonstrates our ability to seize opportunities and our confidence in the Bay Area’s talent pipeline as well as our belief in the strength of the region’s diverse and competitive business environment. We look forward to championing new and existing clients in this market and to enhancing and strengthening community partnerships.
This Quarter, we were also pleased to have been awarded the 2022 Raymond James Community Bankers Cup, which speaks to the Bank’s superior performance and stability. The award recognizes the top 10% of community banks in the nation based on various profitability, operational efficiency, and balance sheet metrics (banks considered included all exchange-traded domestic banks, excluding mutual holding companies and potential acquisition targets with assets between $500 million and $10 billion as of December 31, 2022). This recognition comes after Five Star earned the #1 ranking on the S&P Global Market Intelligence annual rankings of 2022’s best-performing community banks in the nation with assets between $3 billion and $10 billion. In the 2nd Quarter, it was also announced Five Star appeared on American Banker’s annual ranking of the 20 top-performing community banks in the nation (ranking #12) with assets between $2 billion and $10 billion based on their three-year return on average equity.”

•Cash and cash equivalents were $300.1 million, representing 10.24% of total deposits at June 30, 2023, compared to 11.91% as of March 31, 2023.
•Total deposits increased by $9.3 million, or 0.32%, in the three months ended June 30, 2023. Non-brokered deposits increased by $25.0 million, or 0.89%, in the three months ended June 30, 2023.
•Consistent, disciplined management of expenses contributed to our efficiency ratio of approximately 39.41% for the three months ended June 30, 2023.
•A gain of $1.3 million was recorded for distributions from venture-backed fund investments during the three months ended June 30, 2023.

•Net interest margin for the three months ended June 30, 2023 was 3.45%, as the effective Federal Funds rate increased to 5.08% as of June 30, 2023 from 4.83% as of March 31, 2023 and 1.58% as of June 30, 2022. Net interest margin was 3.75% for the three months ended March 31, 2023 and 3.71% for the three months ended June 30, 2022.
•Other comprehensive loss was $1.0 million during the three months ended June 30, 2023. Unrealized losses, net of tax effect, on available-for-sale securities were $13.0 million as of June 30, 2023. Total held-to-maturity and available-for-sale securities represented 0.10% and 3.33% of total interest-earning assets, respectively, as of June 30, 2023.
•The Company's common equity Tier 1 capital ratio was 9.07% and 9.02% as of June 30, 2023 and March 31, 2023, respectively. The Bank continues to meet all requirements to be considered “well-capitalized” under applicable regulatory guidelines.
•Loan and deposit growth in the three months ended June 30, 2023 was as follows:

(in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Loans held for investment	$2,927,411	$2,869,848	$57,563	2.01%
Non-interest-bearing deposits	833,707	836,673	(2,966)	(0.35)%
Interest-bearing deposits	2,096,032	2,083,733	12,299	0.59%

(in thousands)	June 30, 2023	June 30, 2022	$ Change	% Change
Loans held for investment	$2,927,411	$2,380,511	$546,900	22.97%
Non-interest-bearing deposits	833,707	1,006,066	(172,359)	(17.13)%
Interest-bearing deposits	2,096,032	1,495,245	600,787	40.18%
•At June 30, 2023, the Company reported total loans held for investment, total assets, and total deposits of $2.9 billion, $3.4 billion, and $2.9 billion, respectively.
•The ratio of nonperforming loans to loans held for investment at period end remained consistent at 0.01% at both June 30, 2023 and March 31, 2023.
•In June 2023, the Company announced its expansion into the San Francisco, California area with the hiring of experienced banking professionals in the Bay Area and plans to open a loan production office in the area during the second half of 2023.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.20 per share during the three months ended June 30, 2023. The Company's Board of Directors subsequently declared another cash dividend of $0.20 per share on July 20, 2023.

Summary Results
Three months ended June 30, 2023, as compared to three months ended March 31, 2023
The Company’s net income was $12.7 million for the three months ended June 30, 2023 compared to $13.2 million for the three months ended March 31, 2023. Net interest income decreased by $1.6 million as increases in interest expense more than offset increases in interest income, with increases in rates paid on interest-bearing liabilities as the leading driver. The provision for credit losses was $1.3 million for the three months ended June 30, 2023 compared to $0.9 million for the three months ended March 31, 2023. Non-interest income was $2.8 million for the three months ended June 30, 2023 compared to $1.4 million for the three months ended March 31, 2023, primarily due to a $1.3 million gain from distributions on investments in venture-backed funds during the three months ended June 30, 2023. Non-interest expense was $12.0 million for the three months ended June 30, 2023 compared to $11.1 million for the three months ended March 31, 2023.
Three months ended June 30, 2023, as compared to three months ended June 30, 2022
The Company’s net income was $12.7 million for the three months ended June 30, 2023 compared to $10.0 million for the three months ended June 30, 2022. Net interest income increased by $3.0 million, primarily due to higher average balances on interest-earning assets more than offsetting higher average balances on interest-bearing liabilities. Higher yields earned on earning assets and higher rates paid on interest-bearing liabilities coincided with the effective Federal Funds rate increase from 1.58% to 5.08% between June 30, 2022 and June 30, 2023. The provision for credit losses was $1.3 million for the three months ended June 30, 2023 compared to $2.3 million for the three months ended June 30, 2022. Non-interest income was $2.8 million for the three months ended June 30, 2023 compared to $2.0 million for the three months ended June 30, 2022, mainly due to a $1.3 million gain from distributions on investments in venture-backed funds during the three months ended June 30, 2023. Non-interest expense was $12.0 million for the three months ended June 30, 2023 compared to $10.2 million for the three months ended June 30, 2022.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(in thousands, except per share data)	June 30, 2023	March 31, 2023	$ Change	% Change
Selected operating data:
Net interest income	$27,578	$29,148	$(1,570)	(5.39)%
Provision for credit losses	1,250	900	350	38.89%
Non-interest income	2,820	1,371	1,449	105.69%
Non-interest expense	11,979	11,118	861	7.74%
Pre-tax income	17,169	18,501	(1,332)	(7.20)%
Provision for income taxes	4,440	5,340	(900)	(16.85)%
Net income	$12,729	$13,161	$(432)	(3.28)%
Earnings per common share:
Basic	$0.74	$0.77	$(0.03)	(3.90)%
Diluted	$0.74	$0.77	$(0.03)	(3.90)%
Performance and other financial ratios:
ROAA	1.55%	1.65%
ROAE	19.29%	20.94%
Net interest margin	3.45%	3.75%
Cost of funds	2.04%	1.53%
Efficiency ratio	39.41%	36.43%

	Three months ended
(in thousands, except per share data)	June 30, 2023	June 30, 2022	$ Change	% Change
Selected operating data:
Net interest income	$27,578	$24,529	$3,049	12.43%
Provision for credit losses	1,250	2,250	(1,000)	(44.44)%
Non-interest income	2,820	1,959	861	43.95%
Non-interest expense	11,979	10,205	1,774	17.38%
Pre-tax income	17,169	14,033	3,136	22.35%
Provision for income taxes	4,440	4,080	360	8.82%
Net income	$12,729	$9,953	$2,776	27.89%
Earnings per common share:
Basic	$0.74	$0.58	$0.16	27.59%
Diluted	$0.74	$0.58	$0.16	27.59%
Performance and other financial ratios:
ROAA	1.55%	1.45%
ROAE	19.29%	17.20%
Net interest margin	3.45%	3.71%
Cost of funds	2.04%	0.24%
Efficiency ratio	39.41%	38.53%
Balance Sheet Summary

(in thousands)	June 30, 2023	December 31, 2022	$ Change	% Change
Selected financial condition data:
Total assets	$3,402,701	$3,227,159	$175,542	5.44%
Cash and cash equivalents	300,123	259,991	40,132	15.44%
Total loans held for investment	2,927,411	2,791,326	136,085	4.88%
Total investments	114,280	119,744	(5,464)	(4.56)%
Total liabilities	3,133,561	2,974,334	159,227	5.35%
Total deposits	2,929,739	2,782,004	147,735	5.31%
Subordinated notes, net	73,677	73,606	71	0.10%
Total shareholders’ equity	269,140	252,825	16,315	6.45%
•Insured and collateralized deposits were approximately $2.0 billion, representing approximately 67.34% of total deposits as of June 30, 2023. Net uninsured deposits were approximately $1.0 billion as of June 30, 2023.
•Commercial and consumer deposit accounts constituted approximately 75% of total deposits. Deposit relationships of at least $5 million represented approximately 62% of total deposits and had an average age of approximately 8.96 years as of June 30, 2023.
•Cash and cash equivalents as of June 30, 2023 were $300.1 million, representing 10.24% of total deposits at June 30, 2023 compared to 11.91% as of March 31, 2023.
•In the first quarter of 2023, the Federal Reserve created the Bank Term Funding Program to provide depository institutions with additional funding, which allows any federally insured deposit institution to pledge its investment portfolio at par as collateral value. As of June 30, 2023, the Bank had neither used nor established borrowing capacity with the Bank Term Funding Program.

•Total liquidity (consisting of cash and cash equivalents and unused and immediately available borrowing capacity as set forth below) was approximately $890.6 million as of June 30, 2023.

	June 30, 2023		Available
(in thousands)	Line of Credit	Borrowings
Federal Home Loan Bank of San Francisco (“FHLB”) advances	$442,606	$100,000	$342,606
Federal Reserve discount window	72,842	—	72,842
Correspondent bank lines of credit	175,000	—	175,000
Cash and cash equivalents	—	—	300,123
Total	$690,448	$100,000	$890,571
The increase in total assets from December 31, 2022 to June 30, 2023 was primarily due to a $40.1 million increase in cash and cash equivalents and a $136.1 million increase in total loans held for investment. The increase in cash and cash equivalents primarily resulted from net cash provided from financing and operating activities of $141.7 million and $25.6 million, respectively, partially offset by net cash used in investing activities of $127.2 million. The $136.1 million increase in total loans held for investment between December 31, 2022 and June 30, 2023 was a result of $389.5 million in loan originations, partially offset by $253.4 million in loan payoffs and paydowns.
The increase in total liabilities from December 31, 2022 to June 30, 2023 was primarily attributable to an increase in deposits of $147.7 million, largely due to increases in money market and time deposits over $250 thousand of $303.7 million and $48.0 million, respectively, partially offset by decreases in non-interest-bearing, interest checking, and savings deposits of $137.5 million, $32.0 million, and $21.8 million, respectively.
Total shareholders’ equity increased by $16.3 million from $252.8 million at December 31, 2022 to $269.1 million at June 30, 2023. The increase in total shareholders’ equity was primarily a result of net income recognized of $25.9 million and a reduction of $0.5 million to accumulated other comprehensive loss, partially offset by $6.0 million in cash distributions paid during the period and a reduction to retained earnings of $4.5 million, net of tax effect, due to the adoption of Accounting Standards Update No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”).
Net Interest Income and Net Interest Margin
The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Interest and fee income	$42,793	$40,311	$2,482	6.16%
Interest expense	15,215	11,163	4,052	36.30%
Net interest income	$27,578	$29,148	$(1,570)	(5.39)%
Net interest margin	3.45%	3.75%

	Three months ended
(in thousands)	June 30, 2023	June 30, 2022	$ Change	% Change
Interest and fee income	$42,793	$25,999	$16,794	64.59%
Interest expense	15,215	1,470	13,745	935.03%
Net interest income	$27,578	$24,529	$3,049	12.43%
Net interest margin	3.45%	3.71%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	June 30, 2023			March 31, 2023			June 30, 2022
(in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$179,894	$2,218	4.95%	$200,541	$2,167	4.38%	$294,491	$518	0.71%
Investment securities	116,107	646	2.23%	119,489	650	2.21%	132,975	602	1.82%
Loans held for investment and sale	2,914,388	39,929	5.50%	2,836,070	37,494	5.36%	2,227,215	24,879	4.48%
Total interest-earning assets	3,210,389	42,793	5.35%	3,156,100	40,311	5.18%	2,654,681	25,999	3.93%
Interest receivable and other assets, net	75,416			69,253			98,972
Total assets	$3,285,805			$3,225,353			$2,753,653

Liabilities and shareholders’ equity
Interest-bearing demand	$290,404	$825	1.14%	$379,593	$433	0.46%	$255,665	$66	0.10%
Savings	139,522	758	2.18%	155,233	545	1.42%	96,867	38	0.16%
Money market	1,283,353	8,136	2.54%	1,087,122	5,436	2.03%	981,366	679	0.28%
Time	370,864	4,250	4.60%	300,952	2,964	3.99%	174,991	238	0.55%
Subordinated debt and other borrowings	80,192	1,246	6.23%	125,691	1,785	5.76%	29,618	449	6.07%
Total interest-bearing liabilities	2,164,335	15,215	2.82%	2,048,591	11,163	2.21%	1,538,507	1,470	0.38%
Demand accounts	828,748			901,491			969,053
Interest payable and other liabilities	28,034			20,344			13,937
Shareholders’ equity	264,688			254,927			232,156
Total liabilities & shareholders’ equity	$3,285,805			$3,225,353			$2,753,653

Net interest spread			2.53%			2.97%			3.55%
Net interest income/margin		$27,578	3.45%		$29,148	3.75%		$24,529	3.71%

Factors affecting interest income and yields
Interest income increased during the three months ended June 30, 2023, as compared to the three months ended March 31, 2023, due to the following:
•Rates. The average yields on interest-earning assets were 5.35% and 5.18% for the three months ended June 30, 2023 and March 31, 2023, respectively. The increase in yield period-over-period was primarily due to increased rates earned on the loan portfolio from new originations and repricing on variable-rate loans, combined with increases in yields earned on interest-earning deposits held at other banks, coinciding with the rise in the effective Federal Funds rate from 4.83% to 5.08% between March 31, 2023 and June 30, 2023.
•Volume. Average interest-earning assets increased by approximately $54.3 million period-over-period, primarily driven by new loan originations, most notably in commercial real estate loans, which drove increases in the average daily balances of loans for the three months ended June 30, 2023.
Interest income increased during the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, due to the following:
•Rates. The average yields on interest-earning assets were 5.35% and 3.93% for the three months ended June 30, 2023 and June 30, 2022, respectively. The increase in yield period-over-period was primarily due to increased rates earned on the loan portfolio from new originations and repricing on variable-rate loans, combined with increases in yields earned on interest-earning deposits with banks, coinciding with the rise in the effective Federal Funds rate from 1.58% to 5.08% between June 30, 2022 and June 30, 2023.
•Volume. Average interest-earning assets increased by approximately $555.7 million period-over-period, primarily driven by new loan originations which drove increases in the average daily balances of loans for the three months ended June 30, 2023, partially offset by a decrease in interest-earning deposits held at other banks.
Factors affecting interest expense and rates
Interest expense increased during the three months ended June 30, 2023, as compared to the three months ended March 31, 2023, due to the following:
•Rates. The average costs of interest-bearing liabilities were 2.82% and 2.21% for the three months ended June 30, 2023 and March 31, 2023, respectively. The increase in cost period-over-period was due to increases in the rates paid on interest-bearing deposit accounts, with the largest rate increases in interest-bearing demand accounts, coinciding with the rise in the effective Federal Funds rate from 4.83% to 5.08% between March 31, 2023 and June 30, 2023. The average cost of subordinated debt and other borrowings increased from 5.76% to 6.23% for the three months ended March 31, 2023 and June 30, 2023, respectively, as the cost of borrowing from the FHLB increased, coinciding with the aforementioned rise in the effective Federal Funds rate over the same period. There was no change in rates paid on the subordinated debt. Additionally, the cost of funds increased from 1.53% for the three months ended March 31, 2023 to 2.04% for the three months ended June 30, 2023.
•Volume. Average interest-bearing liabilities increased by $115.7 million period-over-period, primarily driven by increases in average balances in money market and time accounts of $196.2 million and $69.9 million, respectively, partially offset by decreases in average balances in demand accounts of $89.2 million and in other borrowings of $45.5 million, due to decreased use of FHLB advances during the three months ended June 30, 2023.
Interest expense increased during the three months ended June 30, 2023, as compared to the three months ended June 30, 2022, due to the following:
•Rates. The average costs of interest-bearing liabilities were 2.82% and 0.38% for the three months ended June 30, 2023 and June 30, 2022, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, coinciding with the rise in the effective Federal Funds rate from 1.58% to 5.08% between June 30, 2022 and June 30, 2023. The average cost of subordinated debt and other borrowings increased from 6.07% to 6.23% for the three months ended June 30, 2022 and June 30, 2023, respectively, as the weighted average rate on subordinated notes outstanding was higher for the three months ended June 30, 2023 than for the three months ended June 30, 2022. Additionally, the cost of funds increased from 0.24% for the three months ended June 30, 2022 to 2.04% for the three months ended June 30, 2023.

•Volume. Average interest-bearing liabilities increased by $625.8 million period-over-period, primarily driven by increases in average balances in money market and time accounts of $302.0 million and $195.9 million, respectively, in the three months ended June 30, 2023 compared to the three months ended June 30, 2022.
Loans by Type
The following table provides loan balances, excluding deferred loan fees, by type as of June 30, 2023:

(in thousands)
Commercial Term Real Estate Non-Owner Occupied	$1,089,850
Commercial Term Multifamily	944,976
Commercial Term Real Estate Owner Occupied	467,350
Commercial Construction Real Estate	100,514
Commercial Secured	89,571
SBA 7A Secured	49,852
Commercial Term Agricultural Real Estate	51,349
Others	136,359
$2,929,821
Interest-bearing Deposits
The following table provide interest-bearing deposit balances by type as of June 30, 2023:

(in thousands)
Interest-bearing demand	$208,085
Savings	132,797
Money market	1,377,250
Time	377,900
$2,096,032
Asset Quality
Allowance for Credit Losses - Loans
Beginning January 1, 2023, the Company adopted ASC 326, which replaced the former “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Utilizing CECL may have an impact on our allowance for credit losses going forward and result in a lack of comparability between 2022 and 2023 quarterly periods. Refer to information below on the provision for credit losses recorded during the six months ended June 30, 2023.
At June 30, 2023, the Company’s allowance for credit losses was $34.0 million, as compared to $28.4 million at December 31, 2022. The $5.6 million increase in the allowance is due to a $5.3 million adjustment recorded in connection with the adoption of CECL and a $1.8 million provision for credit losses recorded during the six months ended June 30, 2023, partially offset by net charge-offs of $1.5 million, attributable to the commercial secured and the consumer and other loan classes, during the same period.
The Company’s ratio of nonperforming loans to loans held for investment remained consistent at 0.01% at December 31, 2022 and June 30, 2023. The provision for credit losses recorded during the six months ended June 30, 2023 was primarily related to loan growth, loan type mix, and updates in the macroeconomic environment. Loans designated as substandard decreased from $0.4 million to $0.3 million between December 31, 2022 and June 30, 2023. There were no loans with doubtful risk grades at June 30, 2023 or December 31, 2022.

A summary of the allowance for credit losses by loan class is as follows:

	June 30, 2023		December 31, 2022
(in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$27,138	79.87%	$19,216	67.69%
Commercial land and development	181	0.53%	54	0.19%
Commercial construction	1,194	3.51%	645	2.27%
Residential construction	214	0.63%	49	0.17%
Residential	150	0.44%	175	0.62%
Farmland	232	0.68%	644	2.27%
Commercial:
Secured	3,695	10.87%	7,098	25.00%
Unsecured	206	0.61%	116	0.41%
Consumer and other	463	1.36%	347	1.22%
Unallocated	511	1.50%	45	0.16%
Total allowance for credit losses	$33,984	100.00%	$28,389	100.00%
The ratio of allowance for credit losses to loans held for investment was 1.16% at June 30, 2023, as compared to 1.02% at December 31, 2022.
Non-interest Income
Three months ended June 30, 2023, as compared to three months ended March 31, 2023
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Service charges on deposit accounts	$135	$117	$18	15.38%
Gain on sale of loans	641	598	43	7.19%
Loan-related fees	389	308	81	26.30%
FHLB stock dividends	189	193	(4)	(2.07)%
Earnings on bank-owned life insurance	126	102	24	23.53%
Other income	1,340	53	1,287	2,428.30%
Total non-interest income	$2,820	$1,371	$1,449	105.69%
Gain on sale of loans. The increase in gain on sale of loans resulted primarily from an increase in the effective yield on loans sold, partially offset by a decline in the volume of loans sold. During the three months ended June 30, 2023, loans totaling $10.9 million were sold with an effective yield of 5.89% compared to the three months ended March 31, 2023, when loans totaling $12.7 million were sold with an effective yield of 4.72%.
Loan-related fees. The increase in loan-related fees resulted primarily from the recognition of $0.1 million in swap referral fees during the three months ended June 30, 2023 compared to no swap fees recognized in the three months ended March 31, 2023.
Other income. The increase in other income resulted primarily from a $1.3 million gain recorded for distributions received from venture-backed fund investments during the three months ended June 30, 2023, which did not occur during the three months ended March 31, 2023.

Three months ended June 30, 2023, as compared to three months ended June 30, 2022
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(in thousands)	June 30, 2023	June 30, 2022	$ Change	% Change
Service charges on deposit accounts	$135	$130	$5	3.85%
Gain on sale of loans	641	831	(190)	(22.86)%
Loan-related fees	389	757	(368)	(48.61)%
FHLB stock dividends	189	99	90	90.91%
Earnings on bank-owned life insurance	126	101	25	24.75%
Other income	1,340	41	1,299	3,168.29%
Total non-interest income	$2,820	$1,959	$861	43.95%
Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the volume of loans sold during the three months ended June 30, 2023 compared to the three months ended June 30, 2022. During the three months ended June 30, 2023, approximately $10.9 million of loans were sold with an effective yield of 5.89%, as compared to approximately $17.9 million of loans sold with an effective yield of 4.64% during the three months ended June 30, 2022.
Loan-related fees. The decrease in loan-related fees was primarily a result of $0.1 million of swap referral fees recognized during the three months ended June 30, 2023 compared to $0.4 million of swap referral fees recognized during the three months ended June 30, 2022.
FHLB stock dividends. The increase in FHLB stock dividends was primarily due to increased yields on dividends between June 30, 2022 and June 30, 2023, corresponding with the rise in the effective Federal Funds rate over the same period.
Other income. The increase in other income resulted primarily from a $1.3 million gain recorded for distributions received from venture-backed fund investments during the three months ended June 30, 2023 which did not occur during the three months ended June 30, 2022.
Non-interest Expense
Three months ended June 30, 2023, as compared to three months ended March 31, 2023
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2023	March 31, 2023	$ Change	% Change
Salaries and employee benefits	$6,421	$6,618	$(197)	(2.98)%
Occupancy and equipment	551	523	28	5.35%
Data processing and software	1,013	872	141	16.17%
Federal Deposit Insurance Corporation (“FDIC”) insurance	410	402	8	1.99%
Professional services	586	631	(45)	(7.13)%
Advertising and promotional	733	418	315	75.36%
Loan-related expenses	324	255	69	27.06%
Other operating expenses	1,941	1,399	542	38.74%
Total non-interest expense	$11,979	$11,118	$861	7.74%
Salaries and employee benefits. The decrease in salaries and employee benefits was primarily a result of a $0.7 million increase in loan origination costs related to production in the three months ended June 30, 2023, as compared to the three months ended March 31, 2023. This decline was partially offset by the following: (i) a $0.1 million net increase in salaries, insurance, and benefits as a result of a 2.21% increase in headcount and (ii) a $0.5 million increase in commissions related to production in the three months ended June 30, 2023, as compared to the three months ended March 31, 2023.
Data processing and software. The increase in software expenses was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
Advertising and promotional. The increase related primarily to an overall increase in events attended and donations made, as more events were attended during the three months ended June 30, 2023 than the three months ended March 31, 2023.
Other operating expenses. The increase in other operating expenses was primarily due to an overall increase in travel, conference fees, and professional membership fees during the three months ended June 30, 2023, as compared to the three months ended March 31, 2023.
Three months ended June 30, 2023, as compared to three months ended June 30, 2022
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(in thousands)	June 30, 2023	June 30, 2022	$ Change	% Change
Salaries and employee benefits	$6,421	$5,553	$868	15.63%
Occupancy and equipment	551	513	38	7.41%
Data processing and software	1,013	739	274	37.08%
FDIC insurance	410	245	165	67.35%
Professional services	586	568	18	3.17%
Advertising and promotional	733	484	249	51.45%
Loan-related expenses	324	389	(65)	(16.71)%
Other operating expenses	1,941	1,714	227	13.24%
Total non-interest expense	$11,979	$10,205	$1,774	17.38%
Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.6 million increase in salaries, insurance, and benefits as a result of a 7.56% increase in headcount during the three months ended June 30, 2023, as compared to the three months ended June 30, 2022 and (ii) a $0.5 million decrease in loan origination costs due to lower loan production period-over-period. These increases were partially offset by $0.2 million of lower commission expenses due to lower loan production during the three months ended June 30, 2023, as compared to the three months ended June 30, 2022.
Data processing and software. The increase in data processing and software was primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) an increased number of licenses required for new users on our loan origination and documentation system.
FDIC insurance. The increase related primarily to a final rule adopted by the FDIC to increase initial base deposit insurance assessment rates for insured depository institutions by two basis points, beginning with the first quarterly assessment period of 2023. FDIC insurance also increased for the three months ended June 30, 2023 compared to the three months ended June 30, 2022, due to a $482.8 million increase in the assessment base period-over-period.
Advertising and promotional. The increase in advertising and promotional costs was primarily due to a $0.2 million increase in business development expenses incurred relating to an increased customer base and a 9.52% increase in the number of Business Development Officers from 21 as of June 30, 2022 to 23 as of June 30, 2023.
Other operating expenses. The increase in other operating expenses was primarily due to an overall increase in travel, conference fees, and professional membership fees during the three months June 30, 2023, as compared to the three months ended June 30, 2022.

Provision for Income Taxes
Three months ended June 30, 2023, as compared to three months ended March 31, 2023
Provision for income taxes for the three months ended June 30, 2023 decreased by $0.9 million, or 16.85%, to $4.4 million, as compared to $5.3 million for the three months ended March 31, 2023. During the three months ended June 30, 2023, the Company recorded a $0.5 million state tax benefit relating to an overall reduction in the state tax blended rate for the Company since its inception as a C Corporation. The effective tax rate was 25.86% and 28.86% for the three months ended June 30, 2023 and March 31, 2023, respectively.
Three months ended June 30, 2023, as compared to three months ended June 30, 2022
Provision for income taxes increased by $0.3 million, or 8.82%, to $4.4 million for the three months ended June 30, 2023, as compared to $4.1 million for the three months ended June 30, 2022, primarily driven by an overall increase in pre-tax income period over period. This increase was partially offset by a $0.5 million state tax benefit recorded during the three months ended June 30, 2023 relating to an overall reduction in the state tax blended rate since the Company's inception as a C Corporation. The effective tax rate was 25.86% and 29.07% for the three months ended June 30, 2023 and June 30, 2022, respectively.
Webcast Details
Five Star Bancorp will host a live webcast for analysts and investors on Tuesday, July 25, 2023 at 1:00 p.m. ET (10:00 a.m. PT) to discuss its second quarter financial results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star Bank has seven branches and one loan production office in Northern California.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors, which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, in each case under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.
The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(in thousands, except per share and share data)	June 30, 2023	March 31, 2023	June 30, 2022
Revenue and Expense Data
Interest and fee income	$42,793	$40,311	$25,999
Interest expense	15,215	11,163	1,470
Net interest income	27,578	29,148	24,529
Provision for credit losses	1,250	900	2,250
Net interest income after provision	26,328	28,248	22,279
Non-interest income:
Service charges on deposit accounts	135	117	130
Gain on sale of loans	641	598	831
Loan-related fees	389	308	757
FHLB stock dividends	189	193	99
Earnings on bank-owned life insurance	126	102	101
Other income	1,340	53	41
Total non-interest income	2,820	1,371	1,959
Non-interest expense:
Salaries and employee benefits	6,421	6,618	5,553
Occupancy and equipment	551	523	513
Data processing and software	1,013	872	739
FDIC insurance	410	402	245
Professional services	586	631	568
Advertising and promotional	733	418	484
Loan-related expenses	324	255	389
Other operating expenses	1,941	1,399	1,714
Total non-interest expense	11,979	11,118	10,205
Income before provision for income taxes	17,169	18,501	14,033
Provision for income taxes	4,440	5,340	4,080
Net income	$12,729	$13,161	$9,953

Comprehensive Income
Net income	$12,729	$13,161	$9,953
Net unrealized holding gain (loss) on securities available-for-sale during the period	(1,462)	2,140	(7,849)
Income tax expense (benefit) related to other comprehensive income (loss)	(432)	632	(2,320)
Other comprehensive income (loss)	(1,030)	1,508	(5,529)
Total comprehensive income	$11,699	$14,669	$4,424

	Three months ended
(in thousands, except per share and share data)	June 30, 2023	March 31, 2023	June 30, 2022
Share and Per Share Data
Earnings per common share:
Basic	$0.74	$0.77	$0.58
Diluted	$0.74	$0.77	$0.58
Book value per share	$15.60	$15.10	$13.52
Tangible book value per share(1)	$15.60	$15.10	$13.52
Weighted average basic common shares outstanding	17,165,344	17,150,174	17,125,715
Weighted average diluted common shares outstanding	17,168,995	17,194,884	17,149,449
Shares outstanding at end of period	17,257,357	17,258,904	17,245,983

Credit Quality
Allowance for credit losses to period end nonperforming loans	11,839.25%	8,167.68%	5,834.88%
Nonperforming loans to loans held for investment	0.01%	0.01%	0.02%
Nonperforming assets to total assets	0.01%	0.01%	0.02%
Nonperforming loans plus performing loan modifications to loans held for investment	0.01%	0.01%	0.02%

Selected Financial Ratios
ROAA	1.55%	1.65%	1.45%
ROAE	19.29%	20.94%	17.20%
Net interest margin	3.45%	3.75%	3.71%
Loan to deposit	100.21%	98.66%	95.69%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Balance Sheet Data
Cash and due from financial institutions	$28,568	$26,556	$66,423
Interest-bearing deposits in banks	271,555	321,383	204,335
Time deposits in banks	7,343	9,617	10,841
Securities - available-for-sale, at fair value	110,794	115,140	122,426
Securities - held-to-maturity, at amortized cost	3,486	3,514	4,477
Loans held for sale	8,559	11,315	12,985
Loans held for investment	2,927,411	2,869,848	2,380,511
Allowance for credit losses - loans	(33,984)	(34,172)	(25,786)
Loans held for investment, net of allowance for credit losses	2,893,427	2,835,676	2,354,725
FHLB stock	15,000	10,890	10,890
Operating leases, right-of-use asset	5,032	5,175	4,472
Premises and equipment, net	1,599	1,677	1,768
Bank-owned life insurance	16,897	16,771	14,444
Interest receivable and other assets	40,441	39,594	28,285
Total assets	$3,402,701	$3,397,308	$2,836,071

Non-interest-bearing deposits	$833,707	$836,673	$1,006,066
Interest-bearing deposits	2,096,032	2,083,733	1,495,245
Total deposits	2,929,739	2,920,406	2,501,311
Subordinated notes, net	73,677	73,640	28,420
FHLB advances	100,000	120,000	60,000
Operating lease liability	5,275	5,433	4,739
Interest payable and other liabilities	24,870	17,173	8,401
Total liabilities	3,133,561	3,136,652	2,602,871

Common stock	220,021	219,785	219,023
Retained earnings	62,095	52,817	26,924
Accumulated other comprehensive loss, net	(12,976)	(11,946)	(12,747)
Total shareholders’ equity	269,140	260,656	233,200
Total liabilities and shareholders’ equity	$3,402,701	$3,397,308	$2,836,071

Quarterly Average Balance Data
Average loans held for investment and sale	$2,914,388	$2,836,070	$2,227,215
Average interest-earning assets	3,210,389	3,156,100	2,654,681
Average total assets	3,285,805	3,225,353	2,753,653
Average deposits	2,912,891	2,824,391	2,477,942
Average total equity	264,688	254,927	232,156

Capital Ratios
Total shareholders’ equity to total assets	7.91%	7.67%	8.22%
Tangible shareholders’ equity to tangible assets(1)	7.91%	7.67%	8.22%
Total capital (to risk-weighted assets)	12.45%	12.50%	11.77%
Tier 1 capital (to risk-weighted assets)	9.07%	9.02%	9.62%
Common equity Tier 1 capital (to risk-weighted assets)	9.07%	9.02%	9.62%
Tier 1 leverage ratio	8.67%	8.53%	8.81%
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)
The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.

	As of
	June 30, 2023	March 31, 2023	June 30, 2022
Book value per share	$15.60	$15.10	$13.52
Tangible book value per share	$15.60	$15.10	$13.52
Pre-tax, pre-provision income is defined as pre-tax income plus provision for credit losses. The most directly comparable GAAP financial measure is pre-tax income.
The following reconciliation table provides a more detailed analysis of this non-GAAP financial measure:

(in thousands)	Three months ended
Pre-tax, pre-provision income	June 30, 2023	March 31, 2023	June 30, 2022
Pre-tax income	$17,169	$18,501	$14,033
Add: provision for credit losses	1,250	900	2,250
Pre-tax, pre-provision income	$18,419	$19,401	$16,283
Media Contact:
Heather C. Luck, Chief Financial Officer
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley R. Wetton, Chief Marketing Officer
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com